Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and Chief Financial Officer	Global Communications Director
tom.paulson@tennantco.com	kathryn.lovik@tennantco.com
763-540-1204	763-540-1212

Tennant Company Completes Acquisition of IPC Group

Provides scale to accelerate growth and improve profitability in EMEA;
Expands Tennant Company's product portfolio and market coverage

MINNEAPOLIS, April 6, 2017–Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today announced that it has completed the acquisition of IP Cleaning S.p.A. and its subsidiaries (IPC Group) from private equity fund Ambienta for approximately $353 million (€330 million). The privately held IPC Group, based in Italy, designs and manufactures innovative professional cleaning equipment, tools and other solutions.
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “Our acquisition of IPC Group aligns with our aspirations to grow Tennant’s revenue and profitability. The addition of IPC will more than double Tennant’s current EMEA business, providing the scale needed to accelerate our growth and better leverage our EMEA cost structure. Our businesses are highly complementary and differentiated in our geographies, products and go-to-market approach. We are excited about our combined potential to significantly increase our market share in Europe.”
IPC Group produces small- to mid-sized commercial cleaning machines and equipment, including floor sweepers and scrubbers, vacuum cleaners, high-pressure washers, and related aftermarket parts and services. IPC Group also expands Tennant Company’s product portfolio to cleaning tools and supplies, such as multi-purpose cleaning trolleys, window-washing systems, antibacterial microfiber mops and cloths, and a wide array of consumables. Like Tennant, IPC Group is committed to product innovation and sustainability, with a focus on reducing energy, water and detergent use.
IPC Group sells its products under the brand names IPC, IPC Foma, IPC Eagle, IPC Gansow, ICA, Vaclensa, Portotecnica, Sirio and Soteco, Ready System, Euromop, and Pulex. Both companies’ brands will continue to operate in their markets, as they do today, as part of Tennant’s multi-brand portfolio.
Tennant anticipates that the IPC acquisition will be accretive to the 2018 full year earnings per share.

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Tennant Company Profile
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, MN; Holland, MI; Louisville, KY; Chicago, IL; Uden, The Netherlands; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.
IPC Group Profile
Italy-based IPC Group is a leading provider of professional cleaning solutions for commercial markets. The company was established in 2005, following the merger of a number of leading companies in the professional cleaning sector, each specializing in a different product segment. From 2014 IPC Group has been a portfolio company of Ambienta, a leading European private equity fund focused on industrial growth investing in companies driven by environmental trends. The company has 11 offices worldwide and sells in more than 100 countries. For more information, please visit www.ipcworldwide.com.
Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to attract, develop and retain key personnel; our ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; our ability to effectively manage organizational changes; our ability to successfully upgrade, evolve and protect our information technology systems; our ability to develop and commercialize new innovative products and services; unforeseen product liability claims or product quality issues; fluctuations in the cost, quality, or availability of raw materials and purchased components; foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; the occurrence of a significant business interruption; our ability to comply with laws and regulations; and our ability to sufficiently remediate any material weaknesses or significant deficiencies in our internal control over financial reporting.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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